Exhibit 13(b)

                            FORM OF DISTRIBUTION PLAN

                                       OF

                    MERRILL LYNCH VARIABLE SERIES FUNDS, INC.

                             PURSUANT TO RULE 12b-1


     DISTRIBUTION  PLAN made as of the ____ day of April,  2003,  by an  between
MERRILL  LYNCH  VARIABLE  SERIES  FUNDS,  INC.,  a  Maryland   corporation  (the
"Company"), and FAM DISTRIBUTORS, INC., a Delaware corporation ("FAMD").

                              W I T N E S S E T H:

     WHEREAS, the Company engages in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Company comprises seventeen separate funds (the "Funds"), each of which pursues its own investment objective through separate investment policies, and may in the future comprise one or more additional funds; and

     WHEREAS, FAMD is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

     WHEREAS, the Company has entered into a Distribution Agreement with FAMD, pursuant to which FAMD acts as the exclusive distributor and representative of the Company in the offer and sale of shares of the Class III Common Stock of each Fund (collectively, the "Class III Shares") of the Company; and

     WHEREAS, the Company desires to adopt its Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Company will pay a distribution fee to, or at the direction of, FAMD in connection with the distribution of Class III Shares of each Fund; and

     WHEREAS, Class III Shares of the Company's Funds are sold to the separate accounts ("Separate Accounts") of various insurance companies (the "Insurance Companies") that issue variable annuity or variable life contracts; and

     WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Company and its Class III shareholders.

     NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

     1. The Company hereby authorizes FAMD to arrange for the Company to enter into Sub-Agreements substantially in the form attached hereto with Insurance Companies (the "Participating Insurance Companies"). Such Sub-Agreement shall provide that the Participating Insurance Companies shall provide FAMD with such information as is reasonably necessary to permit FAMD to comply with the reporting requirements set forth in Paragraph 3 hereof.

     2. Upon effectiveness of this Plan with respect to the Class III Shares of a Fund, the Company, on behalf of such Fund, shall pay to each of the Participating Insurance Companies a distribution fee under the Plan at the end of each month equal to 0.25% of the average daily net asset value of the Class III Shares of such Fund held by such Participating Insurance Company. Such distribution fee shall be paid to the Participating Insurance Companies as compensation for providing distribution related services to the Company's shareholders, including, but not limited to the following:

          (a) printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Separate Account owners;

          (b) services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Company and including materials intended for use within the Participating Insurance Company, or for broker-dealer only use or retail use;

          (c) holding seminars and sales meetings designed to promote the distribution of the Class III Shares of the Funds;

          (d) obtaining information and providing explanations to Separate Account owners regarding the investment objectives and policies and other information about the Company and its funds, including the performance of the Funds;

          (e)  training sales personnel regarding the Company and the Funds;

          (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Separate Accounts to the Company;

          (g)  providing  personal  services and/or  maintenance of the Separate
               Accounts   with   respect  to  Class  III  Shares  of  the  Funds
               attributable to such accounts; and

          (h)  financing  any  other  activity  that  the  Company's   Board  of
               Directors determines is primarily intended to result in the sale of the Class III Shares.

Only distribution expenditures properly attributable to the sale of Class III Shares of a Fund will be used to justify any fee paid by the Company with respect to that Fund pursuant to this Plan, and, to the extent that such expenditures relate to more than one Fund, the expenditures will be allocated between or among the affected Funds in a manner deemed appropriate by the Board of Directors of the Company.

     3. FAMD shall provide the Company for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period.

     4. This Plan shall not take effect until it has been approved, together with the provisions of any related agreements, by votes of a majority of both
(a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.


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

     5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

     6. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding Class III voting securities of that Fund.

     7. This Plan may not be amended to increase materially the rate of distribution payments provided for in Paragraph 2 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 4 hereof and by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding Class III voting securities of each Fund affected by the amendment, and no materials amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal of Paragraph 4 hereof.

     8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Company shall be committed to the discretion of the Directors who are not interested persons (and a majority of the Directors shall be rule 12b-1 Directors.)

     9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the parties hereto have executed this Distribution Plan as of the date first above written.

                                       MERRILL LYNCH VARIABLE SERIES FUNDS, INC.


                                       By: _____________________________________


                                       FAM DISTRIBUTORS, INC.


                                       By: _____________________________________


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

                     FORM OF DISTRIBUTION PLAN SUB-AGREEMENT


     MERRILL LYNCH VARIABLE SERIES FUNDS, INC. (the "Company") and _____________ (the "Insurance Company") mutually agree to the arrangements set forth in this Agreement (the "Agreement") dated as of ______________________.

     WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Insurance Company issues variable life insurance policies and/or variable annuity contracts (the "Contracts"); and

     WHEREAS, amounts invested in the Contracts by Contract holders are deposited in separate accounts of the Insurance Company which in turn purchase Class III Shares of one or more of the Funds of the Company, each of which is an investment option offered by the Contracts; and

     WHEREAS, the Insurance Company will provide certain services to the Contract holders; and

     WHEREAS, the Insurance Company desires to be compensated for providing such services to the Contract holders.

     NOW, THEREFORE, the parties agree as follows:

     1. Services. The Insurance Company shall provide the services listed below in respect of the Class III Shares of the Company's Funds held by the Insurance Company's separate accounts. Such services include, but are not limited to, the following:

          (a) printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Contract holders;

          (b) services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Company and including materials intended for use within the Insurance Company, or for broker-dealer only use or retain use;

          (c) holding seminars and sales meetings designed to promote the distribution of the Class III Shares of the Funds;

          (d) obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Company and its Funds, including the performance of the Funds;

          (e) training sales personnel regarding the Company and the Funds;

          (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Company;

          (g) providing personal services and/or maintenance of the accounts of Contract holders with respect to Class III Shares of the Funds attributable to such accounts; and


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

          (h) financing any other activity that the company's Board of Directors determines is primarily intended to result in the sale of the Class III Shares.

     2. Distribution Fee Payments. The Company agrees to pay, with respect to each Fund, to the Insurance Company at the end of each month an amount equal to 0.25% of the average daily net asset value of the Class III Shares of such Fund held by the Insurance Company separate accounts during that month.

     3. The Insurance Company shall provide FAM Distributors, Inc. ("FAMD"), at least quarterly, such information as reasonably requested by FAMD to enable FAMD to comply with the reporting requirements of Rule 12b-1 of the Investment Company Act ("Rule 12b-1") regarding the disbursement of the distribution fee during such period referred to in Paragraph 3 of the Distribution Plan entered into by the Company and FAMD pursuant to Rule 12b-1 (the "Plan").

     4. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not "interested persons" of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan or by vote of a majority of the outstanding voting securities of the Company on not more than 60 days' written notice to the Insurance Company.

     5. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

     6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered.

          (a) To the Company, c/o Merrill Lynch Investment Managers, L.P. at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, attention: General Counsel; and

          (b) To the Insurance Company,  at  ______________________,  attention:
     ______________.

     7. Miscellaneous.

          (a) Successors and Asigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

          (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

          (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

          (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.


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

          (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof.

          (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       MERRILL LYNCH VARIABLE SERIES FUNDS, INC.


                                       By: _____________________________________
                                       Name:
                                       Title:



                                       [INSURANCE COMPANY]


                                       By: _____________________________________
                                       Name:
                                       Title:


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